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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                 This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 21, 1996, between Energy Ventures, Inc., a Delaware corporation ("EVI"), TCA Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of EVI ("EVI Sub"), and Tubular Corporation of America, a Delaware corporation (the "Company"),

                              W I T N E S S E T H:

                 WHEREAS, the Boards of Directors of each of EVI, EVI Sub and Company each have determined that it is in the best interests of their respective stockholders for EVI Sub to merge with and into Company (the "Merger") upon the terms and subject to the conditions of this Agreement;

                 WHEREAS, EVI, EVI Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                 NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:

                 Affiliate: with respect to any person, means any person that directly or indirectly controls, is controlled by or is under common control with such persons.

                 Agreement: as defined in the opening paragraph of this Agreement.

                 Benefit Plan: means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical dependent care, cafeteria, employee assistance, scholarship program or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of the Company.

                 best efforts: means a party's efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

                 Cash Amount:  as defined in Section 3.1(c).

                 Cash Escrow:  as defined in Section 3.2(c).
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                 CERCLA:  means the Comprehensive Environmental Response,
Compensation, and Liability Act of 1980, as amended.

                 Certificate: as defined in Section 3.2(a).

                 Certificate of Merger:  as defined in Section 2.1.

                 Claim:  as defined in Section 6.4(f).

                 Claim Notice:  as defined in Section 6.4(b).

                 Claims Defense Expenses:  as defined in Section 6.2.

                 Closing:  as defined in Section 2.1.

                 Closing Date:  as defined in Section 2.2

                 Closing Date Balance Sheet:  as defined in Section 3.5(a).

                 Code: means the Internal Revenue Code of 1986, as amended.

                 Company: as defined in the opening paragraph of this Agreement.

                 Company Common Stock: as defined in Section 3.1.

                 Constituent Corporations:  as defined in Section 2.3(a).

                 Conversion Number:  as defined in Section 3.1(c).

                 Debt: means, under GAAP and with reference to a balance sheet of the Company, the sum of (a) the outstanding principal and any unpaid interest not included as a current liability as of the date of the applicable balance sheet under any contract, agreement, note or other instrument relating to the borrowing of money by or guaranteed by the Company or any of its Subsidiaries and (b) the total amount required to be shown as a liability in accordance with GAAP of all capitalized leases as of the date of the applicable balance sheet.

                 December 31 Balance Sheet: as defined in Section 4.1(k).

                 DGCL:  means the Delaware General Corporation Law, as amended.

                 Dissenting Stockholder:  as defined in Section 3.4.

                 Effective Time:  as defined in Section 2.1.

                 Election Period:  as defined in Section 6.4(b).





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                 Environmental Laws:  means any and all laws, statutes,
ordinances, rules, regulations, orders or determinations of any Governmental Entity pertaining to the environment heretofore or currently in effect in any and all jurisdictions in which the Company is conducting or at any time has conducted business, or where any of the assets of the Company or any of the Subsidiaries are located, or where any hazardous substances generated by or disposed of by the Company are located. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, and all other laws, statutes, ordinances, rules, regulations, orders and determinations of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other harmful substances. The terms "hazardous substance", "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that, to the extent the laws of the state in which any assets of the Company or any of the Subsidiaries are or were located currently provide for a meaning for "hazardous substance", "release", "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

                 ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

                 Escrow Agent:  as defined in Section 3.2(c).

                 Escrow Agreement:  as defined in Section 3.2(c).

                 Escrow Deposit:  as defined in the Escrow Agreement.

                 EVI:  as defined in the opening paragraph of this Agreement.

                 EVI Common Stock:  as defined in Section 3.1(c).

                 EVI Sub: as defined in the opening paragraph of this Agreement.

                 Financial Statements:  as defined in Section 4.1(o)(i).

                 GAAP:  as defined in Section 3.5(a).

                 Governmental Entity: means the United States of America, any state, province, territory, county, city, municipality and any subdivision thereof, any court, administrative or regulatory agency, commission, department or body or other governmental authority or instrumentality or any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 HSR Act: means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.





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                 Indemnifiable Damages:  as defined in Section 6.2.

                 Indemnified EVI Parties:  as defined in Section 6.2.

                 Indemnity Notice:  as defined in Section 6.4(e).

                 Interim Financial Statements:  as defined in Section
4.1(o)(ii).

                 IRS:  means the United States Internal Revenue Service.

                 Lien: means any lien, pledge, mortgage, claim, charge, security interest or other encumbrance, option or other rights of any third person of any nature whatsoever.

                 Merger:  as defined in the recitals to this Agreement.

                 Merger Consideration:  as defined in Section 3.1(c).

                 Net Debt: means, with reference to a balance sheet of the Company, Debt minus Working Capital.

                 Note:  as defined in Section 3.1(d).

                 Option Exercise Price: means $95.29 per share of Company Common Stock.

                 PBGC:  means the Pension Benefit Guaranty Corporation.

                 Pension Plans:  as defined in Section 4.1(h)(i).

                 Permitted Liens: means (a) Liens for current taxes and assessments not yet due, (b) inchoate mechanic and materialmen liens for construction in progress, (c) inchoate workmen, repairmen, warehousemen, customer, employee and carriers liens arising in the ordinary course of business, (d) Liens arising under this Agreement or the agreements entered into or contemplated to be entered into in connection with this Agreement and (e) Liens and imperfections of title (including Liens created by the operation of law) that, singly or in the aggregate, would not materially affect the value or operation of the asset subject to such Lien in the hands of a purchaser thereof.

                 person: means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

                 Post-Closing Adjustment:  as defined in Section 3.5(a).

                 RCRA: means the Resource Conservation and Recovery Act of 1976, as amended.

                 Registration Rights Agreement:  as defined in Section 3.3.





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                 Securities Act:  means the Securities Act of 1933, as amended.

                 Statement: as defined in Section 3.5(a).

                 Stockholder Agreement: means a Stockholder Agreement and Representation Letter substantially in the form attached hereto as Exhibit A, to be executed by each of the stockholders of the Company.

                 Stockholder Group:  as defined in Section 9.3(a).

                 Stockholders:  as defined in Section 3.2(c).

                 Stockholders' Representative:  as defined in Section 3.2(c).

                 Stock Options:  as defined in Section 4.1(c).

                 Subsidiary: of any person, means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person, by one or more other Subsidiaries of such person or by such person and one or more other Subsidiaries of such person.

                 Surviving Corporation:  as defined in Section 2.3(a).

                 Taxes: means all federal, state, local, foreign and other taxes or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profits, or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

                 Tax Returns: means all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.

                 Third Party Claim:  as defined in Section 6.4(b).

                 Transaction Agreements: means this Agreement, the Escrow Agreement, any Notes and the Registration Rights Agreement.

                 Waste Materials: means any toxic or hazardous materials or substances, or solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials, radioactive materials, petroleum and petroleum products, and any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity under any Environmental Law. "Waste Materials" does not include useful products that are stored or maintained in authorized containers.





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                 Working Capital:  means, in accordance with GAAP and with
reference to a balance sheet of the Company, the difference between current assets and current liabilities (excluding the current portion of any Debt included in current liabilities and including (i) the fees and expenses payable to Simmons & Company International, or any other broker or adviser whose fees are to be paid by the Company in connection with the transaction contemplated hereby, to the extent not theretofore paid, and (ii) the amount of any prepayment penalties, make whole charges or similar payments (other than LIBOR breakage fees) that would be required to be paid with respect to all Debt if such Debt were to be paid in full at the date of the applicable balance sheet and all credit arrangements relating thereto terminated at the date of the applicable balance sheet). There shall be added to Working Capital as of the Closing Date an amount not exceeding $18,950 for capital expenditures made after the date hereof for heat treating modifications at the Company's facilities, to the extent cash has been paid for such capital expenditures or an accrual has been made for such capital expenditures.

                                   ARTICLE II

                                   THE MERGER

                 2.1 The Merger; Effective Time of the Merger. Upon the terms and conditions of this Agreement and in accordance with the DGCL, EVI Sub shall be merged with and into the Company at the Effective Time. The Merger shall become effective immediately when a certificate of merger (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger shall be made as soon as practicable on or after the closing of the transactions contemplated hereby (the "Closing").

                 2.2 Closing. The Closing of the transactions shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas, on a date mutually designated by Company and EVI, but in no event later than the later of (i) September 30, 1996 and (ii) five business days after the date when the conditions specified in Sections 7.1(d), (f) and
(g) and 7.2(d), (f) and (g) have been fulfilled. The date on which the Closing is held is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in Sections 7.3 and 7.4.

                 2.3      Effects of the Merger.  (a)  At the Effective Time:
(i) EVI Sub shall be merged with and into the Company, the separate existence of EVI Sub shall cease and the Company shall continue as the surviving corporation (EVI Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                 (b) The directors and officers of EVI Sub at the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation and shall





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serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                 (c) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") or capital stock of EVI Sub:

                 (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of EVI Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

                 (b) Cancellation of Treasury Stock and EVI-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company as treasury stock or by EVI, EVI Sub or any Subsidiary of the Company or EVI shall be canceled and retired and shall cease to exist and no stock of EVI or other consideration shall be delivered or deliverable in exchange therefor.

                 (c) Consideration for Company Common Stock and Deemed Shares. Subject to the provisions of Sections 3.1(d), 3.1(e) and 3.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b)), and each Deemed Share (as defined in
         Section 3.6), shall be converted into the right to receive a combination of (1) cash in an amount based on the Cash Amount (as defined below) and (2) a number of shares of Common Stock, par value $1.00 per share, of EVI ("EVI Common Stock") based on the Conversion Number (as





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         defined below), as set forth below. The aggregate consideration (the
         "Merger Consideration") paid for the shares of Company Common Stock and Deemed Shares shall consist of 500,000 shares of EVI Common Stock and $15,000,000 in cash (less an amount equal to the aggregate principal amount of any Notes issued pursuant to Section 3.1(d)) plus the amount of any additional cash consideration received by Unaccredited Stockholders (as defined below) pursuant to Section 3.1(e).

                 Subject to the provisions of Sections 3.1(d), 3.1(e) and 3.3, the Merger Consideration shall be allocated as follows: (i) each share of Company Common Stock and each Deemed Share held by any person that is not an "accredited investor" as defined in Rule 501(a) under the Securities Act (an "Unaccredited Stockholder", each of whom are designated on Schedule 4.1(c) by an asterisk (*) solely for purposes of this Article III) shall be converted into the right to receive the Cash Amount (the aggregate dollar amount payable in respect of the shares of Company Common Stock and Deemed Shares so converted, the "All-Cash Amount"); and (ii) each share of Company Common Stock and each Deemed Share remaining following the conversion effected by clause (i) above shall be converted into the right to receive (A) an amount in cash equal to the Cash Amount multiplied by a fraction, the numerator of which is $15,000,000 minus the All-Cash Amount and the denominator of which is $30,000,000 minus the All-Cash Amount (such fraction, the "Cash Fraction") and (B) a number of shares of EVI Common Stock equal to (x) the Conversion Number multiplied by (y) one minus the Cash Fraction. The "Cash Amount," based on the number of shares of Company Common Stock and Stock Options outstanding at the Effective Time, shall equal [$30,000,000 + (Number of Stock Options Outstanding x Option Exercise Price)] divided by (Number of Shares Outstanding + Number of Stock Options Outstanding). The "Conversion Number" shall equal the Cash Amount divided by $30.00.

                 All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of EVI Common Stock or cash to be paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest, and the right to receive the Post-Closing Adjustment in accordance with Section 3.4.

                 (d)      Note Election.  Subject to the provisions of this
         Section 3.1(d), a stockholder of the Company who (i) is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act and (ii) so represents such status to EVI, shall have the right to elect to receive, in lieu of any cash amount otherwise payable to such stockholder in accordance with Section 3.1(c) with respect to all or any portion of such stockholder's shares of Company Common Stock, a note substantially in form of Exhibit B hereto appropriately completed (a "Note"), payable to the order of such stockholder, in the aggregate principal amount equal to the Cash Amount multiplied by the Cash Fraction multiplied by the number of shares of Company Common Stock or Deemed Shares with respect to which such election is exercised. Any such election must be made by written notice directly to EVI on or before 5:00 p.m., Houston time, on July 15, 1996, or such later date and time as the Company and





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         EVI shall designate.  The foregoing election may not be made so that
         (i) the aggregate principal amount of Notes issued exceeds $5,000,000 or (ii) so that more than three Notes are issued. In the event stockholders seek to make such an election such that the preceding restrictions would be violated, elections shall be accepted in the order received by EVI until such restrictions would no longer be satisfied.

                 (e) Additional Cash Consideration for Unaccredited Stockholders. In addition to the Merger Consideration provided for in
         Section 3.1(c), if the EVI Market Value (as defined below) is in excess of $30.00, each Unaccredited Stockholder shall also receive in cash as part of the Merger Consideration an amount equal to the product of (i) the number of the shares of Company Common Stock and Deemed Shares held by such Unaccredited Stockholder as of the Effective Time multiplied by (ii) one minus the Cash Fraction multiplied by (iii) the Conversion Number multiplied by (iv) the excess, if any, of the EVI Market Value over $30.00. "EVI Market Value" means the average of the closing sales price of the EVI Common Stock on the New York Stock Exchange Composite Tape, as reported by The Wall Street Journal (Southwest Edition) for the five Trading Days (as defined below) immediately preceding the date of the Effective Time; provided that, in the event that the foregoing computation results in a value of more than $34.00, then the EVI Market Value shall be $34.00. As used herein, "Trading Day" means any day on which the New York Stock Exchange, Inc. is open for business.

                 3.2      Exchange of Certificates.

                 (a) Exchange Procedure. Upon surrender of a certificate representing outstanding shares of Company Common Stock (a "Certificate") for cancellation to EVI, together with any other documents reasonably required by EVI, the holder of such Certificate shall be entitled to receive in exchange therefor the shares of EVI Common Stock, the cash or Notes that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the shares of EVI Common Stock, cash may be paid or Notes delivered to a transferee if the Certificate representing such Company Common Stock is presented to EVI accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the cash or Notes as contemplated by Section 3.1.

                 (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to EVI Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the right to receive shares of EVI Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share





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of EVI Common Stock to which such holder is entitled pursuant to Section 3.2(e)
and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of EVI Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of EVI Common Stock.

                 (c) Escrow. As security for the payment of Indemnifiable Damages and Claims Defense Expenses, a portion of the Merger Consideration equal to the Escrow Deposit shall be delivered by EVI to the Escrow Agent named in the escrow agreement in substantially the form of Exhibit C hereto (the "Escrow Agreement") to be entered into by and among EVI, the Escrow Agent and one person designated by the Company and disclosed to EVI by written notice prior to the Effective Time (or if the Company does not designate a person prior to the Effective Time, a stockholder designated by EVI), as representative (the "Stockholders' Representative") of the former stockholders of the Company and the former holders of Deemed Shares (together, the "Stockholders"). The Escrow Deposit shall consist of (i) cash in an amount (the "Cash Escrow") equal to one-sixth of the cash payable to each Stockholder who received only cash consideration pursuant to Section 3.1(c) and (ii) a total number of shares of EVI Common Stock equal to 166,667 minus the quotient of (A) the Cash Escrow divided by (B) $30.00. For purposes of this Agreement, EVI and the Company shall treat the Escrow Deposit as separate subaccounts for each Stockholder, with initial deposits of the applicable amounts of cash and EVI Common Stock (with the shares of EVI Common Stock deposited in proportion to the ownership of Company Common Stock and Deemed Shares by the Stockholders other than those who received only cash pursuant to Section 3.1(c)).

                 (d) No Further Ownership Rights in Company Common Stock. All shares of EVI Common Stock issued, cash paid or Notes delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued, paid or delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

                 (e) No Fractional Shares. No certificates or scrip representing fractional shares of EVI Common Stock shall be issued upon the surrender for exchange of Certificates or Stock Options pursuant to this
Article III, and, except as provided in this Section 3.2(e), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights as a security holder of EVI. In lieu of any fractional security, each holder of shares of Company Common Stock or Deemed Shares who would otherwise have been entitled to a fraction of a share of EVI Common Stock upon surrender of Certificates for exchange pursuant to this Article III will be paid an amount in cash (without interest) equal to the value thereof based on the last reported sales price of the EVI Common Stock on the New York Stock Exchange Composite Tape on the Closing Date.





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                 (f)      No Liability.  Neither EVI nor the Company shall be
liable to any holder of shares of Company Common Stock or Deemed Shares for such shares (or dividends or distributions with respect thereto) or any cash amounts, EVI Common Stock or Notes delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares two years after the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of EVI free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

                 3.3 Registration Rights Agreement. At the Closing, EVI and the former stockholders of the Company who received EVI Common Stock in the Merger shall enter into a Registration Rights Agreement in substantially the form of Exhibit D hereto (the "Registration Rights Agreement").

                 3.4 Shares of Dissenting Stockholders. Any issued and outstanding shares of Company Common Stock held by an person who is entitled under applicable law to exercise and has exercised rights of appraisal with respect to the Merger and has taken all steps necessary under applicable law to perfect such rights of appraisal (a "Dissenting Stockholder") shall not be converted as described in Section 3.1, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL; provided, however, that shares of Company Common Stock outstanding at the Effective Time held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his demand for appraisal or otherwise lose his right of appraisal as provided in such laws, shall be deemed to be converted into the right to receive the Cash Amount.

                 3.5 Post-Closing Adjustment. (a) Within 45 calendar days following the Closing, EVI shall prepare and deliver to the Stockholders a consolidated balance sheet (the "Closing Date Balance Sheet") of the Company and its Subsidiaries as of the Closing Date and a statement (the "Statement") reflecting the calculation of the adjustment (the "Post-Closing Adjustment") to the Purchase Price pursuant to this Section 3.5. The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles as historically and consistently applied by the Company ("GAAP"). EVI shall provide the Stockholders with access to copies of all work papers and other relevant documents to permit the Stockholders to verify the accuracy of the entries contained in the Closing Date Balance Sheet. The Stockholders (pursuant to the direction of the holders immediately prior to the Effective Time of a majority of Company Common Stock) shall have a period of 30 calendar days after delivery of the Closing Date Balance Sheet and the Statement to review it and make any objections they may have in writing to EVI. If written objections to the Closing Date Balance Sheet or the Statement are delivered to EVI by the Stockholders (acting as provided above) within such 30-day period, then the Stockholders and EVI shall attempt to resolve the matter or matters in dispute. If no written objections are made by the Stockholders (acting as provided above) within such 30-day period, then the Closing Date Balance Sheet and the Statement shall be final and binding on the parties hereto. If disputes with respect to the Closing Date Balance Sheet cannot be resolved by the Stockholders and EVI within 30 calendar days after the delivery of the objections to the Closing Date Balance Sheet or the Statement, then, at the request of EVI or the

Stockholders (acting as provided above), the specific matters in dispute shall be submitted to Arthur Andersen LLP or such other independent accounting firm as may be approved by the Stockholders (acting as provided above) and EVI, which firm shall render its opinion as to such matters. Based on such opinion, such independent accounting firm will then send to the Stockholders and EVI its determination on the specified matters in dispute, which determination shall be final and binding on the parties hereto. The fees and expenses of such independent accounting firm shall be borne one-half by the Stockholders (pro rata based on the number of shares of Company Common Stock and shares issuable upon exercise of Stock Options held as of the Effective Time) and one-half by EVI.

                 (b) Within two business days following the date upon which the Closing Date Balance Sheet becomes final and binding upon the parties pursuant to Section 3.5(a), (i) if (A) the Net Debt shown on the December 31 Balance Sheet (the "Year-End Net Debt") is greater than (B) the Net Debt shown on the Closing Balance Sheet (the "Closing Date Net Debt"), EVI shall pay the Stockholders (pro rata based on the number of shares of Company Common Stock and shares issuable upon exercise of Stock Options held as of the Effective
Time) in immediately available funds an amount equal to the difference of the Year-End Net Debt minus the Closing Date Net Debt; and (ii) if the Closing Date Net Debt is greater than the Year-End Net Debt, the Stockholders shall cause to be offset against the Escrow Fund (pro rata as described in (i) above) an amount equal to the difference of the Closing Date Net Debt minus the Year-End Net Debt (as if such amount were an Indemnifiable Damage, but without regard to the limitations in Section 6.4(a)).

                 (c) If a determination with respect to the Closing Date Balance Sheet would, if such determination were similarly applied, also affect the corresponding entries on the December 31 Balance Sheet, the December 31 Balance Sheet shall be adjusted consistent with such determination and the Closing Date Balance Sheet.

                 3.6 Treatment of Stock Options. At the Effective Time, each holder of a Stock Option outstanding on the date thereof shall be entitled to receive the portion of the Merger Consideration attributable to a number of shares of Company Common Stock (the "Deemed Shares") equal to the number of shares of Company Common Stock subject to such holder's Stock Options multiplied by a fraction, the numerator of which is the Cash Amount minus the Option Exercise Price and the denominator of which is the Cash Amount. The Company may extend until the Effective Time the term of any Stock Option that would otherwise expire prior to the Effective Time or may lend the holder of any such Stock Option the exercise price thereof (which loan shall be repaid (without interest) by withholding from the cash portion of the Merger Consideration payable to such holder). The Company shall take such action as may be required to amend or modify the Stock Options such that the Stock Options shall be cancelled at the Effective Time and the holders thereof shall be entitled to receive only the payments and consideration provided herein, subject to any required reporting and withholding.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                 4.1 Representations and Warranties by the Company. The Company hereby represents and warrants to EVI and EVI Sub as follows:

                 (a) Organization and Good Standing. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, operate and lease its assets in the manner currently owned, operated and leased by it.

                 (b) Authority and Approval. The execution and delivery of this Agreement by the Company, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby by it have been duly authorized and approved by any requisite corporate action on the part of the Company. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the enforceability of the indemnification provisions contained in the Registration Rights Agreement being subject to limitations under public policy.

                 (c) Capital Structure. The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which 62,694 are issued and outstanding, and 20,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding. There are 5,078 shares of Company Common Stock reserved for issuance pursuant to options (the "Stock Options") granted under the Company's 1991 Stock Option Plan and 4,205 Stock Options, of which 70 have lapsed, have been granted under such plan with an exercise price per share of $95.29. All of the outstanding shares of capital stock of the Company were duly authorized for issuance and are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person, and none of such shares are held in treasury. Other than the Stock Options, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating the Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (i) above. The stockholders of the Company own the Company Common Stock beneficially and of record, in the respective amounts set forth in Schedule 4.1(c) hereto or (to the extent set forth in the aggregate on such Schedule) the schedule of stock ownership previously furnished to EVI and, to the best knowledge of the Company, free and clear of all Liens and restrictive agreements, including, without limitation, voting trust or stockholders' agreements.

                 (d)      Affiliates and Subsidiaries.

                          (i) Set forth in Schedule 4.1(d) is the name and description of each person in which the Company owns any equity or other similar ownership interests, including all Subsidiaries, and a description, including amount and percentage, of such interests. The interests set forth on
                 Schedule 4.1(d) are owned by the Company free and clear of all Liens and restrictive agreements, including, voting trusts or stockholders agreements.

                          (ii)    With respect to each Subsidiary set forth on
                 Schedule 4.1(d):

                                  (A)      Each such Subsidiary that is a
                          corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease the assets it now owns, operates or holds under lease. Each such Subsidiary that is not a corporation is duly organized under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as it is now being conducted, and to own, operate and lease the assets that it now owns, operates or holds under lease.

                                  (B) Such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its assets requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                                  (C) The Company has previously delivered to EVI true and correct copies of the Articles or Certificate of Incorporation and Bylaws, or other similar organizational or constituent documents, of each such Subsidiary as in effect on the date hereof. The minute books of such Subsidiary previously made available to EVI are complete in all material respects and reflect all material action taken prior to the Effective Date by their board of directors or other governing bodies and stockholders or equity owners, in their capacities as such.

                                  (D)      All the outstanding shares of
                          capital stock of each such Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. All of the Company's direct or indirect ownership interests in each such Subsidiary that is not a corporation have been duly authorized and validly issued or vested, were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person, are fully paid and are non-assessable. All such stock and ownership interests are owned of record and beneficially by the Company, either directly or indirectly, free and clear of all Liens and restrictive agreements, including, voting trusts or stockholder agreements.

                                  (E)      There are no outstanding options,
                          warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating such Subsidiary (1) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of such Subsidiary or any securities or obligations convertible into or exchangeable for such shares or equity interests or (2) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (1) of this Section 4.1(d)(ii)(E).

                 (e) No Violation; Consents. Except for the filing and recordation of a Certificate of Merger as required by the DGCL, this Agreement and the execution and delivery hereof by the Company do not, and the fulfillment and compliance with the terms and conditions thereof and the consummation of the transactions contemplated thereby will not, violate or conflict with any provision of or constitute a default under (whether with notice or the lapse of time or both), or require any filing, consent, authorization or approval under any constitutive documents of the Company or any Subsidiary of the Company or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon the Company or any Subsidiary of the Company or any provision of any indenture, instrument creating any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound or to which any of its assets or properties is bound, including those contracts listed on Schedule 4.1(g).

                 (f) Litigation. Except as set forth in Schedule 4.1(f), there are no actions, suits, claims, investigations or legal, administrative, arbitration or other proceedings, or governmental investigations, examinations or inquiries pending, or to the knowledge of the Company threatened, against the Company or any of its Subsidiaries or any of their respective properties, assets, operations or business or against the Company or any of its Subsidiaries or the Company that challenge the consummation of the transactions contemplated hereby.

                 (g) Contracts. Except as set forth in Schedule 4.1(g), neither the Company nor any of its Subsidiaries, nor any of their respective properties, is a party to or bound by any agreement, contract or commitment (i) relating to the borrowing of funds, (ii) requiring the expenditure of funds in excess of $50,000 for all unscheduled agreements, contracts or commitments, (iii) relating to any loan or advance to, or investment in, any person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment, (iv) relating to any guarantee or financial assurance of any obligation or other contingent liability with respect to any indebtedness or obligation of any person, (v) relating to any management service, employment, consulting or other similar type contract or agreement, (vi) that would limit the freedom of the Company, any of its Subsidiaries or EVI, or any Affiliate thereof, following the Closing, to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of their respective assets or to compete with any person or to engage in any business or activity in any geographic area, (vii) obligating the Company or any of its Subsidiaries to provide indemnification or contribution with respect to any matter or (viii) that might reasonably be expected to have a material adverse effect on the business, operation, assets or prospects of the Company or any of its Subsidiaries. None of the Company, any Subsidiary or, to the best knowledge of the Company, the other contracting parties thereto have breached any provision of or are in default (and no event or circumstance exists, to the best knowledge of the Company with respect to other parties, that with notice, or the lapse of time or both, would constitute a default) under the terms of any agreement listed in
         Schedule 4.1(g) hereto, except, with respect to the Company and its Subsidiaries, where such breach or default would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. All contracts, agreements, indentures, leases and other instruments listed in Schedule 4.1(g) hereto are in full force and effect. There are no pending or, to the best knowledge of the Company, threatened disputes with respect to the contracts, agreements, indentures, leases or instruments described in Schedule 4.1(g). Neither the Company nor any Subsidiary is currently obligated to pay any liquidated damages under any of the contracts, agreements, indentures, leases or other instruments described in Schedule 4.1(g) hereto and the Company is not aware of any facts or circumstance that could reasonably be expected to result in an obligation of the Company or any Subsidiary to pay any such liquidated damages.

                 (h)      Employee Matters.

                          (i) Schedule 4.1(h) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company for the benefit of any present or former officers or employees of the Company or any of its Subsidiaries. The Company has made available to EVI true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent three annual reports on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent IRS determination letter, if any, and any rulings or determinations requested subsequent to the date of that letter, (iv) the most recent actuarial report for each Benefit Plan for which an actuarial report is required, (v) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and each summary of material modifications prepared after the last summary plan description, (vi) each trust agreement and group annuity contract relating to any Benefit Plan and (vii) all material correspondence for the last three years with the IRS or Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated or announced plan audits. No Pension

                 Plan maintained or contributed to by the Company or its Subsidiaries is, or has been during the last five years, subject to Title IV of ERISA or Section 412 of the Code.

                          (ii) Except as set forth in Schedule 4.1(h), all Pension Plans have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                          (iii) Except as set forth in Schedule 4.1(h), each Benefit Plan that has been or is sponsored, participated in or contributed to by the Company or any Subsidiary: (A) is in compliance in all material respects with all reporting and disclosure requirements of ERISA, including, but not limited to, Part 1 of Subtitle B of Title I of ERISA, (B) has had the appropriate Form 5500 filed timely for each year of its existence, if required, (C) has at all times complied with the bonding requirements of Section 412 of ERISA, if required, and
                 (D) to the knowledge of the Company, has no controversy pending with any Governmental Entity (other than the payment of benefits in the normal course and controversies disclosed on Schedule 4.1(h)), nor any controversy resolved adversely to the Company or any Subsidiary, which may subject the Company or any Subsidiary to the payment of any penalty, interest, tax or other obligation.

                          (iv) All voluntary employee benefit associations have been submitted to and approved as exempt from Federal income tax under Section 501(c)(9) of the Code by the IRS.

                          (v) Except as set forth in Schedule 4.1(h), the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provision in any Benefit Plan.

                          (vi) Neither the Company nor any Subsidiary provides employee post-retirement medical or health coverage or contributes to or maintains any employee welfare benefit plan which provides for health benefit coverage following termination of employment except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

                          (vii) Except as set forth in Schedule 4.1(h), to the best knowledge of the Company, none of the Company or any Subsidiary, any officer of the Company or any Subsidiary or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or any Subsidiary or any officer of the Company or any Subsidiary to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under
                 Section 502(l)(1) of ERISA.

                          (viii) With respect to any Benefit Plan that is an employee welfare benefit plan, (A) no such Benefit Plan includes a welfare benefits fund, as such term is defined in
                 Section 419(e) of the Code, (B) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (C) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any Subsidiary on or at any time after the consummation of the Merger.

                 (i) Taxes. Except as set forth in Schedule 4.1(i) hereto:

                          (i) All Tax Returns that are required to be filed (taking into account all extensions) on or before the date of Closing for, by, on behalf of or with respect to the Company or any of its Subsidiaries, have been timely filed with the appropriate foreign, federal, state and local authorities and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been timely paid in full;

                          (ii) All such Tax Returns and the information and data contained therein have been, in all material respects, properly and accurately compiled and completed, fairly present in all material respects the information purported to be shown therein, and reflect all material liabilities for Taxes for the periods covered by such Tax Returns;

                          (iii) None of such Tax Returns are now under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Company or any of its Subsidiaries or their respective properties, or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or threatened against the Company or any of its Subsidiaries or their respective properties with respect to any Tax, or any matters under discussion with a foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

                          (iv) All Taxes due and required to be paid by the Company or any of its Subsidiaries on or before the date on Closing or assessed and due and required to be paid by the Company or any of its Subsidiaries on or before the date of Closing have been timely paid in full;

                          (v)     All withholding Tax and Tax deposit
                 requirements imposed on the Company or any of its Subsidiaries or their respective properties for any and all periods prior to and including the date of the Closing have been timely satisfied in full on or before the Closing Date; and

                          (vi) The Company and its Subsidiaries have each made adequate provision for the payment in full of any and all unpaid Taxes for any and all periods or portions thereof ending on or before the date of the Closing.

                 (j)      Title to and Condition of Properties.

                          (i) There is set forth on Schedule 4.1(j)(i) a list of each item of tangible personal property classified as a fixed asset in accordance with GAAP owned by the Company or any Subsidiary that has a net book value greater than $5,000. The Company and its Subsidiaries have good and indefeasible title to all of their respective personal property (including, without limitation, those items of personal property set forth on Schedule 4.1(j)(i)), free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 4.1(j)(i).

                          (ii) There is set forth on Schedule 4.1(j)(ii) a list of each item of tangible personal property leased by the Company or any Subsidiary that is material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have good title to all the leasehold estates pursuant to which all of the personal property leased by them is leased, free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 4.1(j)(ii). Neither the Company nor any Subsidiary has breached any provision of or is in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the Company or any Subsidiary) under the terms of any lease or other agreement pursuant to which the personal property set forth on Schedule 4.1(j)(ii) is leased, except for a default or breach that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. To the best knowledge of the Company, all of such leases or other agreements are in full force and effect. There are no pending or, to the best knowledge of the Company, threatened disputes with respect to any lease or other agreement pursuant to which the personal property set forth on Schedule 4.1(j)(ii) is leased and, to the best knowledge of the Company, the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse or time or both, would constitute a default by the lessor) under the terms of any such lease or other agreement.

                          (iii) There is set forth on Schedule 4.1(j)(iii) a description of all real property owned by the Company or any Subsidiary. The Company and its

                 Subsidiaries have good and indefeasible title to all of the real property set forth on Schedule 4.1(j)(iii) hereto, in fee simple absolute, free and clear of all Liens, except for Permitted Liens and Liens set forth on Schedule 4.1(j)(iii). No parcel of the real property set forth on Schedule 4.1(j)(iii) is being condemned, expropriated or otherwise taken by any public authority, with or without payment of compensation therefor, and, to the best knowledge of the Company, no such condemnation, expropriation or taking has been proposed.

                          (iv) There is set forth on Schedule 4.1(j)(iv) a description of all real property leased by the Company or any Subsidiary. The Company and its Subsidiaries have good title to all the leasehold estates pursuant to which the real property set forth on Schedule 4.1(j)(iv) is leased, free and clear of all Liens, except for Permitted Liens. Neither the Company nor any Subsidiary has breached any provision of or is in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the Company or any Subsidiary) under the terms of any lease or other agreement pursuant to which the real property set forth on Schedule 4.1(j)(iv) is leased. To the best knowledge of the Company, all of such leases or other agreements are in full force and effect. There are no pending or, to the best knowledge of the Company, threatened disputes with respect to any lease or other agreement pursuant to which the real property set forth on Schedule 4.1(j)(iv) is leased and, to the best knowledge of the Company, the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the lessor) under the terms of any such lease or other agreement.

                 (k) No Undisclosed Liabilities. Except as set forth or reserved for on the audited December 31, 1995 balance sheet of the Company, which has previously been delivered to EVI, or in the footnotes thereto (the "December 31 Balance Sheet"), or on Schedule 4.1(k), neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, contingent, unliquidated, civil, criminal or otherwise, and whether due or to become due, other than those liabilities that (i) are fully reflected or reserved against in the Balance Sheet or (ii) are expressly disclosed in any other Schedule hereto.

                 (l) No Brokers. Except for Simmons & Company International, which has been retained by the Company pursuant to a letter agreement dated July 24, 1995, a copy of which has previously been provided to EVI, neither the Company nor any of its Subsidiaries has employed or retained any investment banker, broker, agent, finder or any other party, or incurred any obligation for broker's fees, finder's fees or commissions, with respect to the sale by the Company of Company Common Stock or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby the Company, any of its Subsidiaries or EVI may be obligated to pay such a fee or commission.

                 (m) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                 (n)      Environmental Matters.  Except as set forth in
         Schedule 4.1(n),

                          (i) The Company and each of its Subsidiaries has at all times operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Entity, except where the failure to so operate in compliance would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

                          (ii) There are no existing, pending or, to the best knowledge of the Company, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Entity directed against the Company, any Subsidiary or any of their respective assets which pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations of any Environmental Law, (iii) personal injury or property damage claims relating to the release of Waste Materials or (iv) response, removal or remedial costs under CERCLA or any similar state law.

                          (iii) All notices, permits, licenses or similar authorizations required to be obtained or filed by the Company or any Subsidiary under all applicable Environmental Laws in connection with its current and previous operation or use of the assets, any other assets or properties currently or previously leased or owned by the Company or any Subsidiary or the current and previous conduct of its business have been duly obtained or filed and are in full force and effect, except where the failure to do so would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                          (iv) Neither the Company nor any Subsidiary has received notice that any permit, license or similar authorization is to be revoked or suspended by any Governmental Entity.

                          (v) Neither the Company nor any Subsidiary owns or operates any underground storage tanks.

                          (vi) No portion of the assets or properties currently or previously leased or owned by the Company or any of its Subsidiaries is part of a Superfund site under CERCLA or any similar ranking or listing under any similar state law.

                          (vii) To the best knowledge of the Company, all Waste Materials generated by the Company or any Subsidiary that are stored or that require treatment or disposal have been transported, stored, treated and disposed of by carriers, and by storage, treatment and disposal facilities authorized and maintaining valid permits under all applicable Environmental Laws, except for such matters that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                          (viii) No person has disposed or released any Waste Materials on or under any asset or property currently or, to the best knowledge of the Company, previously leased or owned by the Company or any Subsidiary and neither the Company nor any Subsidiary has disposed or released Waste Materials on or under the assets or properties currently or, to the best knowledge of the Company, previously leased or owned by the Company or any Subsidiary, except in compliance with all applicable Environmental Laws, except for such matters that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                          (ix) To the best knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in any liability to any person with respect to the current or past business and operations of the Company, any Subsidiary, the assets or properties currently or previously leased or owned by the Company or any Subsidiary in connection with (i) any release, transportation or disposal of any Waste Materials, hazardous substance or solid waste or (ii) action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law, except for such matters that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                 (o)      Financial Statements.

                          (i) True and correct copies of the audited consolidated balance sheet of the Company as of December 31, 1995 and 1994, statement of cash flows for each of the two years ended December 31, 1995 and 1994, and statement of income for each of the years ended December 31, 1995, 1994 and 1993 (collectively, the "Financial Statements"), have been previously delivered to EVI and EVI Sub. The Financial Statements fairly present the financial position of the Company and its Subsidiaries as at the dates thereof and the cash flows and results of operations for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles consistently applied.

                          (ii) True and correct copies of the unaudited consolidated balance sheet of the Company as of March 31, 1996 and the statement of income for the three months ended March 31, 1996 have been previously delivered to EVI and EVI Sub (the "Interim Financial Statements"). The Interim Financial Statements fairly present the financial position of the Company and its Subsidiaries at March 31, 1996 and results of operations for the three months ended March 31, 1996, and are prepared in a manner consistent with the Financial Statements and in accordance with generally accepted accounting principles consistently applied.

                 (p) Except as set forth in Schedule 4.1(p), since March 31, 1996, the Company has not engaged in any of the transactions described in subsections (c), (d), (e), (g), (h), (m) and (n) of
         Section 5.1.

                 4.2 Representations and Warranties by EVI and EVI Sub. EVI and EVI Sub hereby jointly and severally represent and warrant to the Company that:

                 (a) Organization and Existence. Each of EVI and EVI Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, operate and lease its assets in the manner currently owned, operated and leased by it.

                 (b) Authority and Approval. Each of EVI and EVI Sub has all requisite corporate power and authority to execute and deliver the Transaction Agreements, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of the Transaction Agreements by each of EVI and EVI Sub, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of EVI and EVI Sub. Each of the Transaction Agreements constitutes the legal, valid and binding obligation of each of EVI and EVI Sub, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the enforceability of the indemnification provisions contained in the Registration Rights Agreement may be subject to limitations under public policy.

                 (c) Capital Structure. The authorized capital stock of EVI consists of 40,000,000 shares of EVI Common Stock, of which 18,867,797 are issued and outstanding as of June 12, 1996, and 3,000,000 shares of preferred stock, par value $1.00 per share, of which none are issued and outstanding. The authorized capital stock of EVI Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 are issued and outstanding. There are 1,185,000 shares of EVI Common Stock reserved for issuance under EVI's employee benefit plans and no shares of capital stock reserved for issuance under any employee benefit plans of EVI Sub.

                 (d) No Violation; Consents. This Agreement and the execution and delivery hereof by EVI and EVI Sub do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby by it will not, violate or conflict with any provision of or constitute a default under (whether with notice or the lapse of time or both), or require any filing, consent, authorization or approval under the certificate of incorporation or bylaws of EVI or EVI Sub or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon EVI or any of its Subsidiaries or any provision of any material indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which EVI or any of its Subsidiaries thereof is a party or by which EVI or any of its Subsidiaries thereof is bound or to which any of their respective assets or properties is bound.

                 (e) Litigation. There are no material actions, suits, proceedings or governmental investigations or inquiries pending, or to the knowledge of EVI or EVI Sub threatened, against EVI or any of its Subsidiaries or their respective properties, assets, operations or businesses that challenge the consummation of the transactions contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

                 5.1 Conduct of the Business Pending the Closing. Until the Closing, the Company shall comply with the provisions set forth below (unless otherwise consented to in writing by EVI):

                 (a) The Company shall conduct its business in the ordinary and usual course;

                 (b) The Company shall promptly notify EVI of, and furnish to EVI any information that EVI may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that may result in the representations and warranties of the Company not being true if they were made at any time prior to or as of the date of the Closing;

                 (c) Except as provided by the Benefit Plans or set forth on Schedule 5.1, neither the Company nor any of its Subsidiaries shall
         (i) grant or agree to grant any bonuses to any employee, (ii) grant any general increase in the rates of salaries or compensation of its or their employees or any specific increase to any employee, including executive officers of the Company, (iii) provide for any new pension, retirement or other employment benefits to any of its or their employees or any increase in any existing benefits or (iv) terminate or amend in any respect or provide for any material increase in benefits under any Benefit Plan;

                 (d) Neither the Company nor any of its Subsidiaries shall amend its charter or by-laws or enter into any merger or consolidation agreement;

                 (e) Neither the Company nor any of its Subsidiaries shall authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents or amend any of the terms of any such securities or agreements;

                 (f) The Company shall use best efforts to maintain and preserve the business of the Company intact, to retain their present employees so that they will be available to EVI after the Closing and to maintain existing relationships with customers, suppliers and others so that those relationships will be preserved after the Closing;

                 (g) Neither the Company nor any of its Subsidiaries shall sell, assign or dispose of any of its assets or properties, tangible or intangible, or incur or assume any liabilities or enter into any sale/leaseback or similar transaction, except for sales and dispositions made, or liabilities incurred, in the ordinary course of business consistent with past practices;

                 (h) Neither the Company nor any of its Subsidiaries shall assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries, taken as a whole, or make any loans, advances or capital contributions to or investments in any other person or entity, other than in the ordinary course of business consistent with past practices and in amounts not material to the Company and its Subsidiaries, taken as a whole;

                 (i) The Company and its Subsidiaries shall use best efforts to maintain in full force and effect all insurance currently maintained;

                 (j) Neither the Company nor any of its Subsidiaries shall take, or agree in writing or otherwise to take, any of the actions described in this Section 5.1 or any action that would make any representation or warranty inaccurate or untrue in any material respect or that would result in any of the conditions set forth in
         Article VII hereof not being satisfied;

                 (k) The Company and its Subsidiaries shall use best efforts to comply with all applicable local, state and federal laws, rules and regulations, judgments, decrees, orders, governmental permits, certificates and licenses;

                 (l) The Company shall maintain the books of account and records in the usual, regular and customary manner consistent with practices employed prior to the date hereof; and

                 (m) The Company shall not implement or adopt (i) any change in its accounting methods or principles or the application thereof (including depreciation lives) or (ii) any material change in its tax methods or principles or the application thereof (including depreciation lives).

                 (n)      Neither the Company nor any of its Subsidiaries shall
         (i) declare or pay any dividend on or make any other distribution in respect of any of its capital stock or other ownership interests or
         (ii) purchase, redeem, or otherwise acquire any shares of its capital stock or other ownership interests.

                 5.2 Governmental Filings. As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable law, including filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

                 5.3 Access to Information. Prior to the Closing, EVI may make such investigation of the business and properties of the Company and its Subsidiaries as EVI may desire and, upon reasonable notice, the Company shall give to EVI and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of the Company and its Subsidiaries, and the Company shall furnish to EVI during that period all copies of documents and information concerning the Company as EVI may reasonably request, subject to applicable law. EVI shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents in confidence.

                 5.4 Public Announcements. Subject to applicable securities law or stock exchange requirements, neither the Company nor EVI shall, without the prior approval of the other party, issue, or permit any of their respective partners, directors, officers, employees, agents, Subsidiaries or other Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby.

                 5.5 Employee Benefit Plan Amendments. Prior to the Closing, the Company shall (i) amend its Long Term Security Plan and take such other actions as may be reasonably acceptable to EVI so as to cure the deficiencies noted with regard to such plan on Schedule 4.1(h) and (ii) take such action to amend, modify or terminate the EBDIT Sharing Plan as requested by EVI. The Company shall also accrue on the Closing Date Balance Sheet any and all payments due or that may be requested to be paid in respect of the EBDIT Plan.

                 5.6 Other Action. Each of the parties shall use its reasonable efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date of all of the conditions to their respective obligations to consummate the transactions under this Agreement.

                                   ARTICLE VI

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

                 6.1 Scope of Representations. Except as and to the extent expressly set forth in this Agreement, the parties make no representations, warranties or indemnities whatsoever, and disclaim all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to any other party (including, but not limited to, any opinion, information or advice that may have been provided by any officer, stockholder, director, partner, employee, agent, consultant or representative of any party).

                 6.2 Right of Set-off. From and after the Effective Time and subject to the limitations set forth herein, the Escrow Deposit shall be subject to offset in favor of EVI for any and all Indemnifiable Damages. For this purpose, "Indemnifiable Damages" means the aggregate of all expenses, losses, costs and damages (including reasonable attorneys' fees and court costs) incurred or suffered by EVI or the Surviving Corporation or any of their directors, agents, employees or affiliates or their affiliates' directors, agents or employees (collectively, the "Indemnified EVI Parties") as a result of or in connection with (i) any inaccuracy in any representation or warranty made by the Company in this Agreement, (ii) the matters described in
Schedule 6.2 and any litigation pending against the Company or any Subsidiary as of the Effective Date and (iii) the exercise of any dissenters' rights with respect to any Company Common Stock to the extent that the costs and expenses of EVI or the Surviving Corporation with respect to the defense and satisfaction of such dissenters' rights is in excess of the product equal to
(A) the number of shares of Company Common Stock held by all dissenters times
(B) the Cash Amount. In addition, the Escrow Deposit shall be subject to offset by EVI for Claims Defense Expenses that EVI pays pursuant to Section
6.5. "Claims Defense Expenses" means any reasonable out-of-pocket expenses incurred by or on behalf of the Stockholders' Representative in connection with the investigation, negotiation, defense or settlement of any Claim.

                 6.3 Survival of Representations and Warranties. The representations and warranties made by the Company pursuant to this Agreement will survive until June 30, 1997, at which time they shall expire and have no further force and effect; provided, that Claims first asserted in writing pursuant to and in accordance with Section 6.4 hereof prior to such date (whether or not judicial action has commenced or such Claim has been finally determined within such period) shall not thereafter be barred.

                 6.4 Procedures For Set-off. EVI may set-off against the Escrow Deposit any Indemnifiable Damages subject, however, to the following terms and conditions and such other terms and conditions as provided in the Escrow Agreement:

                 (a) Such right of set-off shall not apply to the first $300,000 of Indemnifiable Damages, and shall apply thereafter only to the extent the aggregate Indemnifiable Damages exceed $300,000; provided, however, such $300,000 threshold does not apply to Indemnifiable Damages as a result of or in connection with the matters described in clauses (ii) and (iii) of the definition of Indemnifiable Damages in Section 6.2.

                 (b) If EVI shall desire to set off from the Escrow Deposit pursuant to this Agreement with respect thereto, EVI shall with reasonable promptness (i) notify the Stockholder's Representative of any third-party claim or claims asserted ("Third Party Claim") for which set-off is sought and (ii) transmit to the Stockholders' Representative a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the EVI's request for set-off under this Agreement. Failure to provide such notice shall not affect the right of EVI to set-off except to the extent such failure shall have resulted in liability to the Stockholders' Representative that could have been actually avoided had such notice been provided within such required time period.

                 Within 30 days after receipt of any Claim Notice (the "Election Period"), the Stockholders' Representative shall notify EVI
         (i) whether the Stockholders' Representative disputes the potential liability of the Stockholders to EVI under this Article Six with respect to such Third Party Claim and (ii) whether the Stockholders' Representative desires, on behalf of the Stockholder, to defend EVI against such Third Party Claim. If the Stockholders' Representative does not notify EVI within such 30 day period that the Stockholders' Representative disputes potential liability with respect to such Third Party Claim, any liability with respect to such Third Party Claim shall be deemed a liability of the Stockholders subject to set-off hereunder.

                 (c) If the Stockholders' Representative notifies EVI within the Election Period that the Stockholders' Representative elects to assume the defense of the Third Party Claim, then the Stockholders' Representative shall have the right to defend, at the cost and expense of the Stockholders, which cost and expense shall constitute a Claims Defense Expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Stockholders' Representative to a final conclusion or settled at the discretion of the Stockholders' Representative in accordance with this Section 6.4(c). The Stockholders' Representative shall have full control of such defense and proceedings, including any compromise or settlement thereof. EVI is hereby authorized to file, during the Election Period, any motion, answer or other pleadings that EVI shall reasonably deem necessary or appropriate to protect its interests or those of the Stockholders and not prejudicial to the Stockholders. If requested by the Stockholders' Representative, EVI agrees to cooperate with the Stockholders' Representative and its counsel in contesting any Third Party Claim that the Stockholders' Representative elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. Except as otherwise provided herein, EVI may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Stockholders' Representative pursuant to this Section 6.4 and shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Stockholders' Representative may not agree to any compromise or settlement which would require any action other than the payment of money which shall be offset pursuant hereto without the express written consent of EVI.

                 (d) If the Stockholders' Representative fails to notify EVI within the Election Period that the Stockholders' Representative elects to defend EVI pursuant to Section 6.4(c), or if the Stockholders' Representative elects to defend EVI pursuant to Section 6.4(c) but fails diligently and promptly to prosecute or settle the Third Party Claim as herein provided, then EVI shall have the right to defend, and set off the cost and expense thereof (if EVI is entitled to set-off hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by EVI to a final conclusion or settled. EVI shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Stockholders' Representative has delivered a written notice to EVI to the effect that the Stockholders' Representative disputes the Stockholders' potential liability to EVI under this Article Six and if such dispute is resolved in favor of the Stockholders, the Stockholders shall not be required to bear the costs and expenses of EVI's defense pursuant to this Section or of the Stockholders' Representative's participation therein at EVI's request, and EVI shall reimburse the Stockholders' Representative in full for all costs and expenses of such litigation. The Stockholders' Representative may participate in, but not control, any defense or settlement controlled by EVI pursuant to this Section, and the Stockholders shall bear the costs and expenses of the Stockholders' Representative with respect to such participation (which shall constitute Claims Defense Expense).

                 (e) In the event EVI should have a claim against the Stockholders hereunder that does not involve a Third Party Claim, EVI shall transmit to the Stockholders' Representative a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of EVI's request for set-off under this Agreement. If the Stockholders' Representative does not notify EVI within 30 days from its receipt of the Indemnity Notice that the Stockholders' Representative disputes such claim, the claim specified by EVI in the Indemnity Notice shall be deemed a liability of the Stockholders subject to set-off hereunder. If the Stockholders' Representative has timely disputed such claim, as provided above, such dispute shall be resolved by pursuant to Section 9.3.

                 (f) Set-off by EVI with respect to a Third Party Claim or an Indemnity Notice (collectively, a "Claim") shall be effected on the date the Stockholders' Representative agrees to such liability, the date the period for disputing any liability lapses or the date on which any dispute relating thereto is resolved by either (i) written agreement between EVI and the Stockholders' Representative, (ii) any final and nonappealable judgment rendered in a court of competent jurisdiction or (iii) a written arbitration decision rendered pursuant to the procedures specified herein, and any set-off determined by any of such methods, upon delivery to the Escrow Agent of a copy of such written agreement, judgment or arbitration decision, shall be immediately charged against the Escrow Deposit attributable to each of the Stockholders pro rata in proportion to the Stockholders' respective initial deposits. Any written agreement between EVI and the Stockholders' Representative pursuant to clause (i) of the preceding sentence shall be binding and conclusive with respect to the subject matter thereof and its effect on the Escrow Deposit held by the Escrow Agent.

                 (g) For purposes of set-off pursuant to this Article Six, shares of EVI Common Stock shall be valued at $30.00 per share, regardless of their then-current market value. If the deposit of any Stockholder consists both of cash and shares of EVI Common Stock, the EVI Common Stock shall be subject to set off before the cash.

                 (h) Except with respect to any portions of the Escrow Deposit transferred to EVI pursuant to its right of set-off, all shares of EVI Common Stock (together with any dividends or distributions issued in respect of such shares) deposited with the Escrow Agent on behalf of a Stockholder pursuant to the provisions of
         Section 3.2(c) hereof shall be deemed to be owned by such Stockholder and such Stockholder shall be entitled to vote the same and to receive all dividends declared thereon; provided, however, that there shall also be deposited with EVI, subject to the terms of this Article Six, all shares of EVI Common Stock issuable to such Stockholder as a result of any stock dividend or stock split with respect to the Escrow Shares then on deposit with the Escrow Agent pursuant to the Escrow Agreement.

                 (i) EVI agrees to cause the Escrow Agent to deliver to the Stockholders no later than July 1, 1997 any portion of the Escrow Deposit then on deposit with the Escrow Agent unless there then remains unresolved any claim as to which notice has been given as provided in this Section 6.4, in which event (i) the Escrow Agent shall retain an amount equal to the maximum amount subject to the Claim as reasonably determined by EVI with respect thereto but shall immediately distribute the remaining balance of the Escrow Deposit and
         (ii) any portion of the Escrow Deposit remaining on deposit after such Claim shall have been satisfied shall be returned to the Stockholders promptly after the time of satisfaction. Any such distribution of the Escrow Deposit shall be made on a pro rata basis in relation to the balance remaining in each Stockholder's account deposited with the Escrow Agent on behalf of such Stockholder pursuant to the provisions of Section 3.2(c).

                 (j) The Stockholders' Representative shall not be liable to the Stockholders for any error of judgment or for any act done or omitted by it in good faith or for any mistake in fact or law, except its own willful misconduct or gross negligence.

                 (k) For purposes of determining EVI's right of set-off for an inaccuracy in a representation or warranty made by the Company in this Agreement, all such representations and warranties that have been made subject to a materiality qualification (including any material adverse effect) shall be deemed to have been made without that qualification, it being understood and agreed that the threshold provided for under Section 6.4(a) is intended to be the only materiality qualification for purposes of set off.

                 6.5 Payment of Claims Defense Expenses. EVI shall pay Claims Defense Expenses to the extent that (i) the recipient of such Claims Defense Expenses has expressly acknowledged EVI's right to set-off regarding the subject claim and (ii) EVI has been provided copies of invoices or other billing documentation evidencing that the expenses reflected therein are Claims Defense Expenses; provided that EVI shall not be obligated to pay any Claim Defense Expense to the extent that the value of the Escrow Deposit remaining in Escrow, at the time of EVI's receipt of any invoice or other billing documentation therefor, would be insufficient, if delivered to EVI pursuant to its right to offset for Claims Defense Expenses paid by it, to reimburse EVI in full for such payment (for this purpose giving each share of EVI Common Stock held as part of the Escrow Fund at a value equal to $30.00).

                 6.6 Sole Remedy For Indemnifiable Damages. The remedy provided for in this Article VI shall be the only remedy available to EVI or the Surviving Corporation following the Effective Time with respect to Claims for Indemnifiable Damages under this Agreement or otherwise with respect to the representations and warranties made by the Company pursuant to this Agreement or otherwise with respect to the transactions contemplated hereby. SUCH REMEDY IS INTENDED TO COMPENSATE EVI FOR INDEMNIFIABLE DAMAGES UNDER THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FACT THAT SUCH INDEMNIFIABLE DAMAGES MAY RELATE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR VIOLATION OF LAW BY THE

COMPANY OR ITS SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS. In no event shall any Stockholder be liable for special, punitive or consequential damages with respect to this Agreement. Notwithstanding the foregoing, the Company retains all rights and remedies it may have against the Stockholders individually under each of the Stockholder Agreements.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

                 7.1 Conditions Precedent to Obligations of EVI. The obligation of EVI to consummate the purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by EVI):

                 (a) all representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the time of the Closing with the same effect as though made again at, and as of, that time (except to the extent such representations and warranties are made as of another specified date), except such as would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole;

                 (b) the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company prior to or at the Closing;

                 (c) EVI shall have been furnished with a certificate, dated the Closing Date, executed by an officer of the Company certifying to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b) hereof;

                 (d) the waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated;

                 (e) no provision of any applicable law or regulation shall prohibit, and there shall not be pending any suit by any Governmental Entity seeking any injunction or restraining order from a court of competent jurisdiction in any action or proceeding against, the consummation of this Agreement;

                 (f) any consents required under the (i) Processing Agreement dated March 8, 1990 between USS/Kobe Steel Company and the Company, (ii) Steel Supply Agreement dated August 21, 1989, between the Company and USS Division, USX Corporation or (iii) Credit Agreement dated May 29, 1996, between the Company and First Interstate Bank of Texas, N.A., (iv) Equipment Lease Agreement dated September 20, 1994, between ICO, Inc. and the Company, (v) Lease Agreement dated September 19, 1980, as amended, between Muskogee City-County Trust Port Authority and the Company, (vi) documents referred to in items
         (i)(4) and (iv)(1)-(4) of Schedule 4.1(g), and (vii) Promissory Note payable to USS Division, USX Corporation, in the original principal amount of $360,000, to permit the transactions contemplated by this Agreement and the occurrence after the

         Effective Time of a merger of the Surviving Corporation into Grant Prideco, Inc., or another wholly-owned subsidiary of EVI shall have been obtained, and the document referred to in item (vi)(3) of
         Schedule 4.1(g) shall have been modified to the reasonable satisfaction of EVI so that the provisions thereof shall not apply to operations other than those currently conducted by the Company;

                 (g) Stockholders holding an aggregate of at least 95% of the outstanding shares of Company Common Stock shall have executed and delivered to EVI a Stockholder Agreement, and Stockholders holding 5% or more of the outstanding shares of Company Common Stock shall not have properly perfected (and not withdrawn) dissenters' rights pursuant to Section 262(d) of the DGCL; and

                 (h) EVI shall have been furnished an opinion of Baker & Botts, L.L.P., counsel to the Company, that (i) this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Company, (ii) upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective and (iii) all of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

                 7.2 Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the sale under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Company):

                 (a) all representations and warranties of EVI contained in this Agreement shall be true and correct at and as of the time of the Closing with the same effect as though made again at, and as of, that time (except to the extent such representations and warranties are made as of another specified date) except such as would not have a material adverse effect on EVI and its Subsidiaries, taken as a whole;

                 (b) EVI shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by EVI prior to or at the Closing;

                 (c) the Company shall have been furnished with a certificate, dated the Closing Date, executed by an officer of EVI certifying to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b) hereof;

                 (d) the waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated;

                 (e) no provision of any applicable law or regulation shall prohibit, and there shall not be pending any suit by any Governmental Entity seeking any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against, the consummation of this Agreement;

                 (f) any consents required under the Credit Agreement dated May 29, 1996 between the Company and First Interstate Bank of Texas, N.A., shall have been obtained;

                 (g) the Stockholders shall have been furnished an opinion of Fulbright & Jaworski L.L.P., counsel to EVI and EVI Sub, that (i) the Transaction Agreements to which either of EVI or EVI Sub is a party and the transactions contemplated thereby have been authorized by all necessary corporate action on the part of EVI or EVI Sub, as the case may be, and (ii) the shares of EVI Common Stock to be issued in the Merger have been duly authorized and validly issued and are fully paid and nonassessable.

                 7.3 Documents to be Delivered by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to EVI the following:

                 (a) a copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and a certificate of the secretary or assistant secretary of the Company, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                 (b)      the officer's certificate referred to in Section
         7.1(c);

                 (c) an executed copy of the Registration Rights Agreement referred to in Section 3.3; and

                 (d)      the legal opinion referenced in Section 7.1(h).

                 7.4 Documents to be Delivered by EVI. At the Closing, EVI shall deliver, or cause to be delivered, to the Company the following:

                 (a) a copy of the resolutions of the board of directors of each of EVI and EVI Sub authorizing the execution, delivery and performance of this Agreement by EVI and EVI Sub and a certificate of the secretary or assistant secretary of each of EVI and EVI Sub, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                 (b)      the officer's certificate referred to in Section
         7.2(c);

                 (c) an executed copy of the Registration Rights Agreement referred to in Section 3.3; and

                 (d)      the legal opinion referenced in Section 7.2(g).

                                  ARTICLE VIII

                                    EXPENSES

                 Regardless of whether the Closing shall occur, each of the parties will be responsible for its own expenses and fees incurred by it in connection with the transactions contemplated herein.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) by mutual written agreement executed by the Company and EVI;

                 (b)      by EVI, if any of the conditions specified in Section
         7.1 hereof shall not have been satisfied or waived in writing by EVI on or before September 30, 1996; or

                 (c)      by the Company, if any of the conditions specified in
         Section 7.2 hereof shall not have been satisfied or waived in writing by the Company on or before September 30, 1996;

provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 9.1 if the event giving rise to such termination right shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

                 Upon such termination, neither of the parties nor any other person shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination, except that the provisions of Article VIII and Section 9.4(a) shall continue to apply.

                 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when received if sent by registered or certified mail, return receipt requested, or by facsimile transmission to the parties at the following addresses (or at such other address as a party may specify by like notice):

                 (a)     If to EVI, to:

                          Energy Ventures, Inc.
                          5 Post Oak Park, Suite 1760
                          Houston, Texas 77027
                          Attention:  Bernard J. Duroc-Danner

                          Facsimile:  713/297-8488

                          with a copy to:

                          Fulbright & Jaworski L.L.P.
                          1301 McKinney, Suite 5100
                          Houston, Texas 77010
                          Attention:  Curtis W. Huff

                          Facsimile:  713/651-5246

                 (b)      If to the Company:

                          Tubular Corporation of America
                          14530 Wunderlich, Suite 202
                          Houston, Texas 77069
                          Attention: Tom McGrann

                          Facsimile: 713/537-8022

                          with a copy to:

                          Baker & Botts, L.L.P.
                          910 Louisiana
                          One Shell Plaza
                          Houston, Texas 77002-4995
                          Attention:  J. David Kirkland, Jr.

                          Facsimile: 713/229-1522

                 9.3      Arbitration.

                 (a) In the event there shall exist any dispute or controversy between the Company (or the Stockholders) and EVI with respect to this Agreement or the several Stockholder Agreements or any matter relating hereto or the transactions contemplated hereby, the parties hereto agree to seek to resolve such dispute or controversy by mutual agreement. If such dispute or controversy is unable to be resolved by agreement within 60 days following notice by EVI or by the Company or, after the Effective Time, the prior holders of a majority of the

         Company Common Stock (the "Stockholder Group") of the nature of such dispute or controversy setting forth in reasonable detail the circumstances and basis of such dispute or controversy, either EVI or the Company or the Stockholder Group, as the case may be, may require that such dispute or controversy be resolved by binding arbitration pursuant to the provisions of this Section 9.3. If a party elects to submit such matter to arbitration, such party shall provide notice to the other party of its election to do so, which notice shall name one arbitrator. Within 10 days after the receipt of such notice, the other party shall name a second arbitrator. The two arbitrators so appointed shall name a third arbitrator, or failing to do so, a third arbitrator shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Each arbitrator selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall resolve all disputes in controversy in accordance with the applicable substantive law. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding.

                 (b)      The arbitrators appointed pursuant to this Section
         9.2 shall promptly hear and determine (after due notice and hearing and giving the parties reasonable opportunity to be heard) the questions submitted, and shall render their decision within 60 days after appointment of the third arbitrator or as soon as practical thereafter. If within such period a decision is not rendered by the board or a majority thereof, new arbitrators may be named and shall act hereunder at the election of either party in like manner as if none had previously been named. The decision of the arbitrators, or a majority thereof, made in writing, shall absent manifest error be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision.

                 (c) All expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by EVI and by the Company or the Stockholders (collectively), as the case may be, except each party shall bear the compensation and expenses of its own counsel, witnesses and employees.

                 9.4      Miscellaneous.

                 (a) Choice of Law; Amendments; Headings. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE
         (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).   No
         amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (b) Assignments and Third Parties. Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, EVI Sub may assign its rights in this Agreement to an affiliate. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No such assignment shall release a party of any of its obligations under this Agreement. Nothing in this Agreement shall entitle any person other than the Company, the Stockholders or EVI, or their respective successors and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

                 (c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                 (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

                 (e) Further Assurances. The Company and EVI agree to deliver or cause to be delivered to each other on the Closing Date and at such other times thereafter as shall be reasonably agreed any such additional instrument as any of them may reasonably request for the purpose of carrying out this Agreement.

                 (f) Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

                 IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       ENERGY VENTURES, INC.



                                       By:  /s/ JAMES G. KILEY
                                            ------------------------------------
                                            James G. Kiley
                                            Vice President-Finance


                                       TCA ACQUISITION, INC.



                                       By:  /s/ JAMES G. KILEY
                                            ------------------------------------
                                            James G. Kiley
                                            Vice President


                                       TUBULAR CORPORATION OF AMERICA



                                       By:  /s/ THOMAS P. MCGRANN
                                            ------------------------------------
                                            Thomas P. McGrann
                                            President